Exhibit 10.34

June 1, 2007

Mr. Jonathan Rubinstein

c/o Elevation Partners

2800 Sand Hill Road

Menlo Park, California 94025

Dear Jon:

As you are aware, Palm, Inc. intends to enter into a Preferred Stock Purchase Agreement and Plan of Merger with Elevation Partners, L.P., a Delaware limited partnership, and Passport Merger Corporation, a Delaware corporation and wholly-owned subsidiary of the company (the “Purchase Agreement”). This will confirm that, as a condition of the transaction contemplated by the Purchase Agreement, and conditioned upon and effective the closing date of that transaction (“Effective Date”), you have accepted employment as Executive Chairman of Palm, Inc. on the terms set forth in this letter.

Executive Chairman:

As of the Effective Date, you will become Executive Chairman of Palm, Inc. and a member of Palm’s Board of Directors in Class 3, with a term lasting until the Company’s 2008 annual meeting. Your continued service as a member of the Board will be subject to any required stockholder approval. As Executive Chairman of the company you will have both board governance obligations and operating responsibilities. Your governance obligations will include those for the Chairman set forth in Palm’s Certificate of Incorporation, Bylaws and Corporate Governance Guidelines, including the scheduling of and development of agendas for each meeting of Palm’s Board of Directors and the chairing of those meetings. However, consistent with best practices, Palm will also expect to appoint a lead independent director to perform any duties you may not perform as an employee director, such as chairing separate meetings of the independent directors. In your operating role, you will be fully focused on tuning our organization to create great products. As part of the Palm executive team, you will work with me to guide Palm’s product development effort and will have such additional duties as you and Palm’s Board of Directors deem appropriate. We also expect to rely heavily on your ability to attract and recruit highly qualified candidates to management and individual contributor positions on Palm’s engineering, product and program management organizations. We have agreed that you will devote at least fifty percent of your time to Palm’s business.

Palm, Inc. 950 West Maude Avenue Mailstop 14R10 Sunnyvale, CA 94085-2801 Office 408.617-7000 Fax 408-617-0139

Mr. Jonathan Rubinstein

June 1, 2007

For so long as you are in the employment of Palm, we expect that you will use good faith efforts to discharge your obligations to the best of your ability and in accordance with each of the company’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines (as modified to reflect the appointment of a lead independent director) and Worldwide Code of Business Conduct and Ethics. Upon the termination of your employment, and unless otherwise requested by the Board, you will be deemed to have voluntarily resigned from the Board (and all other positions held at the company and its affiliates) without any further action required by you or the Board.

Please note that our Board of Directors has adopted stock ownership guidelines which provide that, as of the fifth anniversary of your hire and provided you remain an employee of Palm, you must own outright or have a vested “in-the-money” option to purchase 25,000 shares of Palm common stock.

Remuneration and Benefits:

As we have discussed, your annual salary will be $600,000, you will not participate in the Palm discretionary cash bonus plan or earn paid vacation or sabbatical. Of course, I will expect you to take time away from work as appropriate, including the 11 Palm holidays regularly scheduled each year as well as any unpaid vacation time or sick leave to which we mutually agree, but no less than three weeks annually. You will also be entitled to participate in the Palm benefits programs for which you qualify, which will include welfare, life, accident and disability benefits and salary deferral programs such as the Palm, Inc. 401(k) Plan and the Employee Stock Purchase Plan. In addition, Palm will reimburse you for reasonable travel, entertainment and other expenses incurred in connection with your work for Palm, all in accordance with the company’s expense reimbursement policy as in effect from time to time.

Indemnification:

You will be provided indemnification to the maximum extent permitted by Palm’s Certificate of Incorporation and Bylaws, in addition to coverage under any directors and officers insurance policies maintained by the company, with such indemnification to be on terms determined by the Board or any of its committees, but in no case less favorable than those provided to any other officer or director of the company.

Stock Options:

Following the Effective Date, Palm’s Board of Directors or its designee will grant you an option to purchase a total of 2,000,000 shares of Palm’s common stock subject to the terms and conditions set forth in Palm’s standard stock option agreement, except as set

Mr. Jonathan Rubinstein

June 1, 2007

forth below. The per share exercise price for the option will be set at the closing price of Palm’s common stock on the sixth day of the month (the “Grant Date”) following the month (extending from the 2nd day of a calendar month through the 1st day of the next calendar month) that includes the Effective Date or, if the stock market is closed on that date, the closing price of Palm’s common stock on the last trading day prior to that date.

For example, if the Effective Date is between August 2nd and September 1st, your grant date will be September 6 and the option will be priced as of the close of trading on September 6; if the stock market is closed on September 6, then the option shares will be priced as of the close of trading on the last trading day prior to September 6, but the Grant Date will remain September 6.

Contingent on you being an employee or other service provider of Palm on each vesting date, the option will vest over four years as follows:

The option will vest as to 1,000,000 shares subject only to time-based vesting: the option will vest as to 25% of such 1,000,000 shares on the first anniversary of the Grant Date, and will vest with respect to the remainder of such 1,000,000 shares in equal monthly installments through and including the fourth anniversary of the Grant Date.

The option will vest as to 1,000,000 shares on a combination of performance-based vesting and time-based vesting. Provided that the Cumulative Total Shareholder Return (or “CTSR”) targeted for each tranche is achieved, the option will vest in tranches over time, as specified below. For all purposes in this letter, CTSR shall be measured as the cumulative increase in the price per share of Palm’s common stock (measured as the price reported by the Nasdaq Global Market or such other exchange which is at the time the principal market for Palm’s common stock) reported as the closing price. The starting point for the measurement of CTSR shall be the lower of (i) $8.50 per share or (ii) the per share exercise price of the option granted to you pursuant to this letter. In the event that any dividends are paid on Palm’s common stock (other than dividends paid in common stock), the CTSR will be calculated as though such dividends were used to purchase additional shares of Palm’s common stock, in the same manner as required by the Securities Exchange Commission for proxy statement purposes.

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As to 333,334 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 50% or the 12-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 13th month anniversary of the Grant Date, through and including the fourth anniversary of the Grant Date, provided that a CTSR of 50% has been achieved (and in the event that a CTSR of 50% is achieved after some of such monthly installments have passed, then

Mr. Jonathan Rubinstein

June 1, 2007

such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the fourth anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

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As to 333,333 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 100% or the 12-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 13th month anniversary of the Grant Date, through and including the fourth anniversary of the Grant Date, provided that a CTSR of 100% has been achieved (and in the event that a CTSR of 100% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the fourth anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

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As to 333,333 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 200% or the 12-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 13th month anniversary of the Grant Date, through and including the fourth anniversary of the Grant Date, provided that a CTSR of 200% has been achieved (and in the event that a CTSR of 200% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the fourth anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

Your Option Agreement will provide that if the exercise of your option following your termination of service with the company would be prohibited at any time solely because the issuance of shares of company common stock would violate the registration requirements under the Securities Act of 1933, then your option shall terminate on the earlier of the expiration of the term of the option or the expiration of a period of three months after the termination of your service during which the exercise of the option would not be in violation of such registration requirements.

Mr. Jonathan Rubinstein

June 1, 2007

Performance Shares:

On the Grant Date, Palm’s Board of Directors or its designee will grant you 1,000,000 Palm performance shares (also known as restricted stock units or RSUs), subject to the terms and conditions set forth in Palm’s standard performance share agreement, except as set forth below. Contingent on you being an employee or other service provider of Palm on each vesting date, the performance shares will vest over four years as follows:

500,000 restricted stock units will be subject only to time-based vesting, and will vest in 25% increments on each of the first four 12-month anniversaries of the Grant Date.

500,000 restricted stock units will vest based on a combination of performance-based vesting and time-based vesting as described below. Provided that the CTSR targeted for each tranche is achieved (either before or after the time-based vesting), the restricted stock units will vest as to the unvested shares remaining in that tranche over time.

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As to 250,000 of these restricted stock units, 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 12-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 24-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 36-month anniversary of the Grant Date; and 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 48-month anniversary of the Grant Date. Should the CTSR performance threshold not be achieved within four years from the Grant Date, the restricted stock units will be forfeited on such date.

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As to 250,000 of these restricted stock units, 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 12-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 24-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 36-month anniversary of the Grant Date; and 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 48-month anniversary of the Grant Date. Should the CTSR performance threshold not be achieved within four years from the Grant Date, the restricted stock units will be forfeited on such date.

Severance Benefits:

In the event your employment is terminated involuntarily without Cause (as defined in your Management Retention Agreement and Severance Agreement) or by you pursuant to a Voluntary Termination for Good Reason (as defined in your Management Retention Agreement and Severance Agreement), whether in connection with or in the absence of

Mr. Jonathan Rubinstein

June 1, 2007

a Change of Control (as defined in your Management Retention Agreement), you will receive severance benefits on the terms and conditions set forth in the attached Palm, Inc. Management Retention Agreement and the Palm, Inc. Severance Agreement. These agreements are the standard agreements in place for Palm executives, as modified to reflect our discussions.

Other:

This offer of employment and your continued employment with Palm are expressly contingent upon the following:

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Our receipt of executed copies of the Palm (i) Employee Agreement, (ii) Confidentiality Guidelines, and (iii) Worldwide Code of Business Conduct and Ethics providing, among other things, that you will keep confidential company information throughout and beyond your employment with Palm.

•	Satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1990.

Note also that, with the agreement of the candidate, it is our standard practice to conduct a background investigation as a condition to employment.

You hereby represent that you are not a party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your employment with Palm. You further represent that you have disclosed to the company in writing all threatened, pending, or actual claims against you by any previous employer that are unresolved and still outstanding as of the date of this letter.

While we are confident that we will have a mutually beneficial employment relationship, your employment with Palm is voluntary and at-will. This means you are free to resign at any time. Similarly, Palm is free to terminate your employment, with or without cause or notice or for any or no cause, at any time. Exceptions to this employment-at-will policy may be made only pursuant to a written agreement signed by both of us.

This letter supersedes all prior and contemporaneous discussions or agreements concerning your employment at Palm, whether written or oral. No waiver, alteration, or modification of any of the provisions of this letter will be binding unless in writing and signed by both of us. This will also confirm that, in coming to this understanding, neither you nor Palm have relied on or made any representation, warranty, inducement or promise that is not in this letter.

Mr. Jonathan Rubinstein

June 1, 2007

Let me close by reaffirming how very excited I am to welcome you to Palm. I believe you will make a tremendous difference to our organization, and that your contribution will lead to our greater success.

Sincerely,

/s/ ED COLLIGAN

Ed Colligan

President and CEO

Palm, Inc.

I accept employment at Palm, Inc., contingent on the closing of the transaction contemplated by the Purchase Agreement and on the terms described in this letter.

/S/ JON RUBINSTEIN	June 2, 2007
Jon Rubinstein	Date